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                                                                   EXHIBIT 12

                                                                   (UNAUDITED)

                                                             YEAR ENDED DECEMBER 31,                          NINE MONTHS ENDED
                                          ---------------------------------------------------------    ----------------------------
                                                                                                        SEPTEMBER 28,     OCTOBER 3,
                                             1999        2000        2001        2002        2003           2003            2004
                                           --------    --------    --------    --------    --------     ------------    -----------

RATIO OF EARNINGS TO FIXED                                   (IN MILLIONS, EXCEPT RATIO DATA)
--------------------------
CHARGES CALCULATIONS
-------------------

Income (loss) before income taxes ......   $   38.2    $  (17.7)   $   29.8    $   50.9    $   73.7       $   70.8       $   74.1
Adjustments to reconcile income (loss)
    before income taxes to ratio of
    earnings to fixed charges:
    Add:
      Fixed charges ....................       53.5        59.7        69.5        63.4        66.4           49.6           54.7
      Amortization of capitalized
         interest ......................        0.7         0.7         0.7         0.7         0.7            0.5            0.5
    Less:
      Interest capitalized .............       (2.4)       (4.5)       (0.8)       (0.4)       (0.7)          (0.5)          (0.9)
                                           --------    --------    --------    --------    --------       --------       --------
Income as adjusted .....................   $   90.0    $   38.2    $   99.2    $  114.6    $  140.1       $  120.4       $  128.4
                                           ========    ========    ========    ========    ========       ========       ========

Fixed Charges:
      Interest expensed and
          capitalized ..................   $   48.3    $   53.5    $   60.8    $   55.0    $   56.7       $   42.5       $   46.9
      Portion of rents
          representative of
          interest factor ..............        5.2         6.2         8.7         8.4         9.7            7.1            7.8
                                           --------    --------    --------    --------    --------       --------       --------
Total Fixed Charges                        $   53.5    $   59.7    $   69.5    $   63.4    $   66.4       $   49.6       $   54.7
                                           ========    ========    ========    ========    ========       ========       ========

Ratio of earnings to fixed charges .....       1.7X        0.6X        1.4X        1.8X        2.1X           2.4X           2.3X
                                           ========    ========    ========    ========    ========       ========       ========
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